UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2015

ACCELERA INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53392	26-2517763
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20511 Abbey Dr. Frankfort, IL	60423
(Address of principal executive offices)	(Zip Code)

(866) 866-0758

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 8, 2015, Accelera Innovations, Inc. (the “Company”) filed a Certificate of Designation, Preferences, and Rights of 8% Convertible Preferred Stock (the “Certificate of Designation”) with the State of Delaware to designate 500,000 shares of 8% Convertible Preferred Stock. The Certificate of Designation and their filing were approved by the board of directors of the Company on May 8, 2015, without shareholder approval, as provided for in the Company’s certificate of incorporation and under Delaware law.

The 500,000 shares of 8% Convertible Preferred Stock have the following the designations, rights, and preferences:

●	the stated value of each share is $4.00,

●	Holders of shares of 8% Convertible Preferred Stock do not have any voting rights,

●	the shares pay quarterly dividends in arrears at the rate of 8% per annum and on each conversion date. Subject to certain conditions, the dividends are payable at our option in cash or such dividends shall be accreted to, and increase, the outstanding Stated Value,

●	each share is convertible into shares of our common stock at a conversion price of $4.00 per share, subject to adjustment discussed below, and

●	the conversion price of the 8% Convertible Preferred is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.4	Amended and Restated Articles of Incorporation as filed with the Secretary of State of Delaware.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERA INNOVATIONS, INC.

Date: May 13, 2015	By:	/s/ John F. Wallin
John F. Wallin
President and Chief Executive Officer